REORGANIZATION AND PURCHASE AGREEMENT

This Reorganization and Purchase Agreement (''Agreement'') dated as of the 15thday of October 2005, by and between Bluestar Health, Inc., a Colorado corporation (“Bluestar”), Alfred Oglesby, an individual, (“Oglesby”), Blue Cat Holdings, Inc., a Texas corporation wholly owned by Oglesby, (“Blue Cat”), Gold Leaf Homes, Inc., a Texas corporation, (“Gold Leaf”), and Tom Redmon, (“Redmon”&“Shareholders”), the sole shareholder of Gold Leaf. Each entity and/or individual shall also be referred to as a “Party” and collectively as the “Parties.”

INTRODUCTION

Shareholders desire to sell and Bluestar desires to purchase all of the issued and outstanding capital stock of Gold Leaf Homes, Inc. (''Company'') on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

SALE

Sale of Stock

1.01. Shareholders agree to sell, convey, transfer, assign, and deliver to Bluestar all of the issued and outstanding capital stock of Gold Leaf, and Bluestar agrees to purchase such stock.

Consideration for Sale

1.02. In consideration of the sale and transfer of the shares of capital stock of Gold Leaf and the representations, warranties, and covenants of Seller set forth in this Agreement, Bluestar shall pay the following:

1.02.01 Bluestar shall issue to Shareholders a total of Thirty Seven Million (37,000,000) shares of Bluestar common stock;

Look-Back Provision

1.03. In further consideration of such sale and transfer, the parties agree to a look-back provision wherein the productivity of the Company will be evaluated. Shareholders agree that if revenues of Gold Leaf (as acquired by Bluestar) reduce by more than forty percent (40%) within the first twelve (12) month period, Shareholders shall, upon request by Oglesby, immediately transfer the aforementioned Thirty Seven Million (37,000,000) shares of Bluestar common stock to Alfred Oglesby. In conjunction, Bluestar will reassign all previously acquired Gold Leaf assets to Gold Leaf Shareholders.

Additional Transactions

1.04.01. In conjunction with the purchase and sale as set out above, Bluestar and Blue Cat will enter into an Indemnification Agreement (as attached in Exhibit A) wherein Blue Cat will acquire the assets and liabilities of Bluestar and provide indemnification regarding same.

1.04.02 Shareholders shall purchase 250,000 shares of Bluestar restricted common stock from Oglesby (“Oglesby Common Shares”) for $300,000 (“Oglesby Shares Purchase Price”);

1.04.03 The Oglesby Shares Purchase Price shall be paid as follows:

i.	$60,000 payable at the time of Closing, with the balance in the form of a secured promissory note (“Oglesby Shares Purchase Note”), without interest, payable as follows:

ii.
$20,000 payable on the 1st day of each month for four (4) consecutive months, beginning January 6, 2006, followed by a payment in the amount of $10,000 due on May 6, 2006. A copy of the Oglesby Shares Purchase Note is attached hereto as Exhibit B;

The Oglesby Shares Purchase Note shall be secured by 37,000,000 shares of Redmon owned Bluestar common stock with a personal guarantee executed by Redmon in the amount $150,000.

1.04.04 As of the date of Closing, and as consideration for amounts owed to Oglesby, Bluestar shall execute a secured promissory note to Oglesby in the amount of $130,000 (“Oglesby Stock Purchase Note);

A.
The Oglesby Stock Purchase Note shall be convertible into common stock of Bluestar at $0.10 per share at Oglesby’s discretion, and shall contain a clause so that his ownership cannot exceed 9.9% with an anti delusion clause of the Bluestar common stock. A copy of the Oglesby Stock Purchase Note is attached hereto as Exhibit C.

B.	Bluestar shall, within ninety (90) days following written notice by Oglesby of intent to convert, register such stock with the United States Securities and Exchange Commission (“SEC”).

1.04.05 Bluestar will file an amendment to the Articles of Incorporation of Bluestar to increase its authorized common stock from 40,000,000 shares to 100,000,000 shares and change its name to a name chosen by Gold Leaf, to be effective at the Closing;

1.04.06 As of the Closing date, Blue Cat Holdings, Inc. shall have acquired all of the assets and assumed all of the liabilities of Bluestar in accordance with the Asset Purchase Agreement attached as Exhibit D.

 Consulting Agreement

1.05. At Closing, Bluestar will enter into an exclusive consulting and transition agreement with Oglesby for a period of eighteen (18) months, with compensation of one million (1,000,000) shares of Bluestar common stock that will be registered on a Form S-8 and issued to Oglesby no later than ten (10) days after the closing (“Oglesby Consulting Agreement”). Gold Leaf Homes agrees not to issue any consulting shares other than the 1,000,000 shares issued to Oglesby for a period of one hundred eighty (180) days unless written consent has been given by Oglesby. A copy of the Oglesby Consulting Agreement is attached hereto as Exhibit E.

Closing

1.06. The parties agree to use their best efforts to consummate this transaction (''Closing''). The Closing shall take place at the offices of Alfred Oglesby located at 19901 Southwest Freeway, Sugar Land, Texas 77479 on November 30, 2005, or at such other time, date, and place mutually agreed upon in writing by Seller and Purchaser (''Closing Date''). In either event, all terms and conditions to the Closing of this Agreement shall have been met at least ten (10) days' prior to the Closing Date.

1.06.01 In recognition of the time and expense associated with this transaction, the parties agree that a penalty will be assessed against Gold Leaf if this transaction is not consummated by the closing date as follows:

A. A penalty of $20,000 will be assessed against Gold Leaf if this agreement does not consummate on the date of Closing due to inability of Gold Leaf to acquire proper financing and such Closing date must be extended to accommodate Gold Leaf.

B. Neither party will be assessed a penalty if the Close is terminated due to state and/or federal regulatory issues.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF GOLD LEAF AND SHAREHOLDERS

Gold Leaf (“Company”) hereby represents and warrants to Bluestar and Oglesby that the following facts and circumstances are and at all times up to the Closing Date will be true and correct:

Organization

2.01. Gold Leaf is a corporation duly organized, validly existing, and in good standing under the laws of Texas and is qualified to do business in the jurisdictions set forth in Exhibit 1 attached to this Agreement. Company has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its business as now being conducted. Company's certificate of incorporation, articles of incorporation, and bylaws as currently in effect are contained in Exhibit F.

Ownership of Company

2.02. The authorized capital stock and the number of shares issued and outstanding of Company is set forth in Exhibit G attached to this Agreement. The issued and outstanding shares of capital stock of Company have been validly issued, are fully paid and no assessable, and were issued in compliance with applicable federal and state laws regulating the offer and sale of securities. There are no outstanding options, warrants, or similar rights to purchase or convert any obligation into the capital stock or other securities of Company. The capital stock of Company is owned, of record and beneficially, by those shareholders set forth in Exhibit H free and clear of all liens, claims, and encumbrances.

Ownership in Other Companies

2.03. Company has no interest in any other corporation, firm, business, or partnership or any subsidiaries.

Financial Statements

2.04. Exhibit I attached to this Agreement contains the audited financial statements of Company, together with notes related to the financial statements. The Financial Statements present fairly and accurately the financial position, results of operations, and changes in financial position of Company at the dates and for the periods covered, in each case in conformity with generally accepted and consistently applied accounting principles. There are no liabilities or obligations of Company, accrued, absolute, contingent, inchoate, or otherwise that arose out of or relate to any matter, act, or omission occurring from the date of the unaudited financial statement to the date of this Agreement, other than liabilities or obligations incurred in the normal course of business. Since the date of the unaudited financial statement, there have not been:

(a) Any material adverse change in financial condition, operations, sales, or net income of Company.

(b) Any loss, damage, or destruction to properties or assets, tangible or intangible (whether or not covered by insurance).

(c) Any change in policy regarding compensation payable to or to become payable to any of Company's officers, directors, employees, or agents.

(d) Any labor dispute, disturbance, or attempt to organize a union.

(e) Any proposed law or regulation or any actual event or condition of any character that is known to Company or Seller that materially adversely affects the business or future prospects of Company.

(f) Any claim, litigation, event, or condition of any character that materially adversely affects the business or future prospects of Company.

(g) Any issuance, purchase of, or agreement to issue or purchase shares of capital stock or other securities of Company.

(h) Any mortgage, pledge, lien, or encumbrance made or agreed to be made on any of Company's assets or properties, tangible or intangible.

(i) Any sale, transfer, other disposition of, or agreement to sell, transfer, or dispose of Company's properties or assets, tangible or intangible, except as contemplated in this Agreement and except in the normal course of business and then only for full and fair value received.

(j) Any borrowings or agreements to borrow by or from Company.

(k) Any loans, advances, or agreements with respect to any loans or advances, other than to customers in the normal course of business and that have been properly reflected as ''accounts receivable'' on Company's books.

(l) Any transaction outside the ordinary course of business.

(m) Any dividends or distributions paid or declared, or any repayment of loans or other obligations to the shareholders of Company.

Taxes

2.05. All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments (''Taxes'') that are due and payable by Company or by Seller on behalf of Company have been properly computed, duly reported, fully paid, and discharged. There are no unpaid Taxes that are or could become a lien on the property or assets of Company or require payment by Company, except for current Taxes not yet due and payable. All current Taxes not yet due and payable by Company have been properly accrued on the balance sheets of Company. Company has not incurred any liability for penalties, assessments, or interest under the Internal Revenue Code. No unexpired waiver executed by or on behalf of Company with respect to any Taxes is in effect.

Title to Assets and Properties

2.06. Company has good and marketable title to all of its assets and properties, tangible and intangible that is material to Company's business and future prospects. These assets and properties constitute all of the assets and interests in assets that are used in Company's business. All of these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions, except for the following:

(a) Those disclosed in Company's balance sheets as of September 30, 2005 included in the Financial Statements, or in the Exhibits to this Agreement.

(b) The lien of current Taxes not yet due and payable.

All real property and tangible personal property of Company are in good operating condition and repair, ordinary wear and tear excepted. Company is in possession of all premises leased to Company from others. Except as set forth in the appropriate Exhibit listing such assets, no officer, director, or employee of Company, nor any spouse, child, or other relative of any of these persons owns or has any interest, directly or indirectly, in any of the real or personal property owned by or leased by Company or in any copyrights, patents, trademarks, trade names, or trade secrets licensed by Company. Company does not occupy any real property in violation of any law, regulation, or decree that would materially adversely affect its business or future prospects.

Laws and Regulations

2.07. Company is not in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located, that would materially adversely affect its business or future prospects.

Litigation

2.08. There are no pending, outstanding, or threatened claims; legal, administrative, or other proceedings; or suits, investigations, inquiries, complaints, notices of violation, judgments, injunctions, orders, directives, or restrictions against or involving Company or any of the assets, properties, or business of Company or any of Company's officers, directors, employees, or stockholders that will materially adversely affect Company, its assets, properties, or business. To the best of Seller's and Company's knowledge and belief, after conducting a due diligence investigation, there is no basis for any of these proceedings against any of Company's assets, properties, persons, or entities. Neither Seller nor Company is presently engaged in any legal action to recover moneys due Company or for damages sustained by Company.

Business Operations

2.09. The business operations of Company are and have been for the past five years in material compliance with all laws, treaties, rulings, directives, and similar regulations of all government authorities having jurisdiction over such business insofar as failure to comply could materially adversely affect Company's business and future prospects.

Authority

2.10. Parties each have full power and authority to execute, deliver, and/or consummate this Agreement, subject to the conditions to Closing set forth in this Agreement. All reports and returns required to be filed by each with any government and regulatory agency with respect to this transaction have been properly filed. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm, or entity, including governmental authorities, is required of Seller or Company to consummate the transaction contemplated by this Agreement.

Full Disclosure

2.11. No representation, warranty, or covenant made to Bluestar or Oglesby in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Bluestar or Oglesby pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading.

Brokers

2.12. Neither Shareholders nor Company, nor any of Company's officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on Company's behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

Securities to be Restricted Securities

2.13. Redmon acknowledges that all of the Bluestar Common Shares will be “restricted securities” (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), and will include the restrictive legend set forth in Section 4.2.1(a) hereof, and, except as otherwise set froth in this Agreement, that the shares cannot be sold for a period of at least one year from the date of issuance unless registered with the United States Securities and Exchange Commission (“SEC”) and qualified by appropriate state securities regulators, or unless Redmon obtains written consent from Bluestar and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

Post-Closing Capital Structure

2.14 Gold Leaf and the shareholder, Redmon, acknowledge that the capital structure of Bluestar as of the Closing date shall be as set froth in Exhibit J.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BLUESTAR AND OGLESBY

Bluestar and Oglesby represent and warrant to Gold Leaf and Redmon that:

Authority

3.01. Bluestar and Oglesby have full power and authority to execute, deliver, and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports, and returns required to be filed by each respective party herein with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the Closing Date. No provisions exist in any contract, document, or other instrument to which a party is bound that would be violated by consummation of the transactions contemplated by this Agreement.

Broker

3.02. Neither Party has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

Organization and Standing of Bluestar

3.03. Bluestar is a corporation duly organized, validly existing, and in good standing under the laws of the state of Colorado and Texas, with corporate power to own property and carry on its business as it is now being conducted.

Capitalization of Bluestar

  3.04 The authorized equity securities of Bluestar consists of 40,000,000 shares of common stock, par value $0.001, of which approximately 13,607,094 shares are outstanding as of the date hereof and of which approximately 50,782,094 will be issued and outstanding as of the Closing. As of the closing, there will be 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001, authorized. No other shares of capital stock of Bluestar are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and no assessable. All presently exercisable voting rights in Bluestar are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its shareholders.

Ownership in Other Companies

3.05. At the closing, Bluestar will have no interest in any other corporation, firm, business, or partnership or any subsidiaries.

ARTICLE 4

COVENANTS

Gold Leaf and Shareholders covenant with Bluestar and the other parties that from and after the date of this Agreement until the Closing Date, Gold Leaf will and will cause Company to:

Business Operations

4.01. Operate its business and conduct its activities in the normal course of business and not introduce any material new method of management, operation, or accounting.

Maintenance of Assets and Properties

4.02. Maintain all tangible assets and properties of Company in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation, wear, and tear.

Absence of Liens

4.03. Not sell, pledge, lease, mortgage, encumber, dispose of, or agree to do any of these acts regarding any of the assets or properties of Company, other than in the normal course of business, without the prior written approval of Bluestar or Oglesby.

Preservation of Business

4.04. Use its best efforts to preserve intact its organization and personnel and to keep available the services of all of its employees, agents, independent contractors, and consultants commensurate with Company's business requirements.

Preservation of Customer Relations

4.05. Use its best efforts to preserve intact the present customers of Company and the goodwill of all customers and others with respect to the business.

Maintain Insurance

4.06. Keep in force all policies of insurance covering the Company's business, properties, and assets, including all insurance listed in this Agreement. If Bluestar or Oglesby so request in writing, to purchase additional insurance as may be reasonably required at Bluestar’s expense.

Performance of Obligations

4.07 Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting Company's customers, business, properties, and assets.

Notification of Litigation

4.08 Promptly notify Bluestar and Oglesby in writing of any outstanding or threatened claims; legal, administrative, or other proceedings, suits, investigations, inquiries, complaints, notices of violation, or other process; or other judgments, orders, directives, injunctions, or restrictions against or involving Company or its personnel that could adversely affect Company.

Provide Financial Statements

4.09Provide Bluestar and Oglesby with fairly presented monthly financial statements with respect to Company within ten (10) days after the end of each month, together with copies of customary monthly management reports.

Access to Books and Records

4.10 Make available to Bluestar and Oglesby and their authorized agents and accountants for inspection at reasonable times and under reasonable circumstances the following items with respect to Company: assets; properties; business and financial records; and tax returns, working papers, files, and memoranda of its public accountants and outside legal counsel for the purposes of making an accounting review, a legal audit, and investigation and examination of Company as deemed desirable by Bluestar and Oglesby. Seller will use its best efforts to cause Company's officers, employees, public accountants, and outside legal counsel to cooperate fully with Purchaser's examination and to make a full and complete disclosure to Bluestar and Oglesby of all facts regarding the financial condition and business operations of Company.

Not Solicit

4.11 Not negotiate with any person or entity, or solicit or entertain any proposal concerning any acquisition in any form of Company.

Resist Brokers

4.12 Assist and cooperate with Bluestar and Oglesby in resisting any claim of any broker, investment banker, or third party for any brokerage fee, finder's fee, or commission against Bluestar and Oglesby or Company in connection with the transactions contemplated by this Agreement.

Cooperate in Publicity

4.13 Coordinate any written publicity regarding this transaction with Bluestar and Oglesby.

Payment of Liabilities and Waiver of Claims

4.14 Not do, or agree to do, any of the following acts:

(a) Pay any obligation or liability, fixed or contingent, other than current liabilities.

(b) Waive or compromise any right or claim.

(c) Without full payment, cancel any note, loan, or other obligation owing to Company.

Maintain Existing Agreements

4.15 Not modify, amend, cancel, or terminate any of Company's existing contracts or agreements, or agree to do so.

Obtain Consents

4.16 As soon as reasonably practical after the execution of this Agreement and in any event before the Closing Date, obtain the written consents of all persons described in Exhibit K and furnish to Bluestar and Oglesby copies of the consents.

Provide Sales and Use Tax Certificates

4.17 Furnish to Bluestar and Oglesby clearance certificates from the appropriate agencies in all states where Company is qualified to do business and any related certificates that Bluestar and Oglesby may reasonably request as evidence that all sales, use, and other tax liabilities of Company (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for by Company.

Provide UCC Clearances

4.18. Deliver to Bluestar and Oglesby a Business and Commerce Code search report issued by the Secretary of State in each state where Company owns personal property and dated as of a date not more than twenty (20) days before the Closing Date. The report must indicate that there are no filings under the UCC on file with the Secretary of State that name Company as debtor or otherwise indicate any lien on the assets and properties of Company, except for the liens otherwise disclosed in this Agreement.

ARTICLE 5

CONDITIONS TO BLUESTAR AND OGLESBY'S OBLIGATION TO CLOSE

The obligation of Bluestar and Oglesby to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the Closing Date, or such earlier date as the context may require.

Representations and Warranties

5.01. Each of the representations and warranties of Gold Leaf and Shareholders in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date as though each representation, warranty, and disclosure were made and delivered at and as of the Closing Date.

Compliance With Conditions

5.02. Company and Shareholders shall each comply with and perform all agreements, covenants, and conditions in this Agreement required to be performed and complied with by each of them. All requisite action (corporate and other) in order to consummate this Agreement shall be properly taken by Company and Shareholders. Shareholders shall deliver to Purchaser a compliance certificate verifying and warranting Shareholders and Company's compliance.

Suit or Proceeding

5.03. No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the discretion of Purchaser and its counsel and/or Oglesby and his counsel, would make it inadvisable for Bluestar and/or Oglesby to Close this transaction.

Government Approvals and Filings

5.04. All necessary government approvals and filings regarding this transaction shall be received or made prior to the Closing Date in substantially the form applied for to the reasonable satisfaction of Bluestar and its counsel and/or Oglesby and his counsel. Any applicable waiting period for the approvals and filings shall be expired.

Corporate and Stockholder Action

5.05. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall be properly taken by Redmon and Company. Bluestar and Oglesby shall receive copies of all appropriate resolutions of Company's and Seller's board of directors and shareholders relating to this Agreement. The resolutions shall be certified by their respective corporate secretaries.

Consents of Others

5.06. Bluestar and Oglesby shall receive written consents from all required persons and/or entities.

Effectiveness of Amendment

5.07.  An amendment to the Articles of Incorporation of Bluestar shall have been filed and effective with the State of Colorado as of the Closing which (i) changes the name of Bluestar to a name chosen by Gold Leaf and (ii) increases the authorized common stock of Bluestar from 40,000,000 shares, par value $0.001, to 100,000,000 shares, par value $0.001 (the “Amendment”).

ARTICLE 6

CONDITIONS TO GOLD LEAF'S OBLIGATION TO CLOSE

The obligation of Gold Leaf to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Gold Leaf may be waived in writing by Shareholders) existing on the Closing Date.

Corporate Action

6.01. Bluestar shall take appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and shareholders and certified by Bluestar's corporate secretary, authorizing Bluestar to enter into and complete this transaction.

Government Approvals

6.02. All necessary government approvals regarding this transaction shall be received prior to the Closing Date, in substantially the form applied for and to the reasonable satisfaction of Bluestar and its counsel.

Effectiveness of Amendment

6.03. The Amendment shall have been filed and effective with the State of Colorado as of the Closing.

ARTICLE 7

PARTIES' OBLIGATIONS AT THE CLOSING

Seller's Obligations at the Closing

7.01. At the Closing, Shareholders shall deliver or cause to be delivered to Bluestar and Oglesby instruments of assignment and transfer of all of the issued and outstanding capital stock of Company, free and clear of all liens, claims, and encumbrances in form and substance satisfactory to Bluestar's counsel and Oglesby’s counsel. Simultaneously with the consummation of the transfer, Shareholders shall put Purchaser in full possession and enjoyment of all properties and assets of Company.

Shareholders, at any time before or after the Closing Date, shall execute, acknowledge, and deliver to Bluestar and Oglesby any further deeds, assignments, conveyances, other assurances, documents, and instruments of transfer reasonably requested by Bluestar and/or Oglesby. Shareholders shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Bluestar and Oglesby for the purpose of assigning, transferring, granting, conveying, and confirming to Bluestar or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement. If requested by Bluestar and/or Oglesby, Shareholder further agrees to prosecute or otherwise enforce in its own name for the benefit of Bluestar any claims, rights, or benefits of Company that are transferred to Bluestar by this Agreement and that require prosecution or enforcement in Gold Leaf's name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Bluestar's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Shareholders.

Bluestar and Oglesby's Obligations at Closing

7.02. At the Closing, Bluestar shall deliver to Shareholders the Bluestar Common Shares to which Shareholders are entitled, fully paid and non-assessable and subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as set forth in the legend on the certificate(s), which legend shall provide substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATR HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED FO FOR A PERIOD OF ONE YEAR FROM THE ISSUANCE THEREOF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS OR (ii) UPON THE EXPRESS WRITTEN AGREEMENT OF THE COMPANY AND COMPLIANCE, TO THE EXTENT APPLICABLE, WITH RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES).

ARTICLE 8

GOLD LEAF AND SHAREHOLDER'S OBLIGATIONS AFTER THE CLOSING

Access to Records

8.01. From and after the Closing Date, Gold Leaf and Shareholders shall allow Bluestar and Oglesby and their counsel, accountants, and other representatives access to records that are, after the Closing Date, in the custody or control of Gold Leaf. Golf Leaf shall give access as Bluestar and Oglesby reasonably require in order to comply with its obligations under law or when reasonably necessary for the business operations of Company.

ARTICLE 9

INDEMNIFICATION

Covenant to Indemnify and Hold Harmless

9.01. Gold Leaf and Shareholders covenant and agree to indemnify, defend, and hold harmless Bluestar and Oglesby from and against any and all claims, suits, losses, judgments, damages, and liabilities including any investigation, legal, and other expenses incurred in connection with and any amount paid in settlement of any claim, action, suit, or proceeding (collectively called ''Losses''), other than those Losses disclosed in this Agreement or any Exhibit delivered pursuant to this Agreement, to which Bluestar or Company may become subject, if such Losses arise out of or are based upon any facts and circumstances (or alleged facts and circumstances) that could result in or give rise to a misrepresentation, breach of warranty, or breach of covenant by Gold Leaf and Shareholders to Bluestar or Oglesby in this Agreement. This right to indemnification is in addition to any other right available to Bluestar and Oglesby, including the right to sue Gold Leaf and Shareholders for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

Income Taxes

9.02. Without limiting the provisions of Paragraph 9.01, Golf Leaf and Shareholders shall indemnify, defend, and hold harmless Bluestar and Oglesby from and against any Losses to which Bluestar may become subject insofar as such Losses arise out of or are based on any tax on or measured by the net income of Company in any period on or before the Closing Date. The indemnifications provided in this Paragraph 9.02 and in Paragraph 9.01, above, are cumulative and neither provision shall limit or in any other way affect the right of Bluestar and Oglesby under the other provision.

Notification and Defense of Claims or Actions

9.03. When Bluestar or Oglesby propose to assert the right to be indemnified under this Article 9 with respect to third-party claims, actions, suits, or proceedings, Bluestar or Oglesby shall, within 30 days after the receipt of notice of the commencement of the claim, action, suit, or proceeding, notify Seller in writing, enclosing a copy of all papers served or received. On receipt of the notice, Gold Leaf and Shareholders shall have the right to direct the defense of the matter, but Bluestar and Oglesby shall be entitled to participate in the defense and, to the extent that Bluestar desires, to jointly direct the defense with Gold Leaf with counsel mutually satisfactory to Bluestar and Seller, at Seller's expense. Purchaser shall also have the right to employ its own separate counsel in any such action. The fees and expenses of Purchaser's counsel shall be paid by Purchaser unless: (a) the employment of the counsel has been authorized by Seller; (b) Purchaser has reasonably concluded that there may be a conflict of interest between Seller and Purchaser in the conduct of the defense of such action; or (c) Seller has not, in fact, employed counsel satisfactory to Purchaser to assume the defense of the action. In each of these cases, the fees and expenses of Purchaser's counsel shall be paid by Seller. Neither Seller nor Purchaser shall be liable for any settlement of any action or claim described in this Article 9 that is effected without their consent.

Interest

9.06. Any indemnification required of Seller under this Article 9 shall include interest on the amount of the indemnity from the time incurred to the date of payment at _________________ percent simple interest per annum.

ARTICLE 10

GENERAL PROVISIONS

Survival of Representations, Warranties, and Covenants

10.01. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the Closing Date for the period of time set forth in this Agreement.

Notices

10.02. All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

If to Gold Leaf Homes, Inc.:

Gold Leaf Homes, Inc.
Tom Redmon
5802 FM 1488
Magnolia, TX 77354
(936) 321-6744 - facsimile

If to Bluestar Health, Inc.:

Bluestar Health, Inc
ATTN: Alfred Oglesby
19901 Southwest Freeway
Sugar Land, Texas 77479
(281) 207- 5486 - facsimile

If to Alfred Oglesby:

Alfred Oglesby
19901 Southwest Freeway
Sugar Land, Texas 77479
(281) 207 - 5486 facsimile

Assignment of Agreement

10.03. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

Governing Law

10.04. This Agreement shall be construed and governed by the laws of the state of Texas.

Amendments; Waiver

10.05. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

Entire Agreement

10.06. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

Reliance Upon Representations and Warranties

10.07. The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of Company and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to the investigation or right to investigate, Purchaser may fully rely upon the representations, warranties, and covenants made to Purchaser in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Purchaser pursuant to this Agreement. Knowledge by an agent of Purchaser of any facts not otherwise disclosed in this Agreement or in a document, certificate, or exhibit delivered to Purchaser pursuant to this Agreement shall not constitute a defense by Seller for indemnification of Purchaser under Article 9 or for any claim for misrepresentation or breach of any warranty, agreement, or covenant under this Agreement or any exhibit, certificate, or document delivered under this Agreement.

Termination of Agreement

10.08. In the event this Agreement is not Closed by November 15, 2005, then this Agreement shall terminate on and as of that date. Any termination shall not affect in any manner any rights and remedies that any party to this Agreement may have at the time of termination.

Signed on _________________, _________________.

GOLD LEAF HOMES, INC.	BLUESTAR HEALTH, INC.

By: __/s/ _ Tom Redmon _______	By: __/s/ _ Alfred Oglesby _______
Tom Redmon, President	Alfred Oglesby, CEO

By: __/s/ _ Tom Redmon _______	By: __/s/ _ Alfred Oglesby _______
Tom Redmon, Individually	Alfred Oglesby, Individually

[exhibits]